For Immediate Release:  June 9, 2006

Contact:  Jason A. Jenne

(901) 746-2005

True Temper Sports, Inc.

Announces Purchase of Golf Shaft Assets

Memphis, Tennessee…..June 9, 2006…..Today, True Temper Sports, Inc. (“True Temper” or the “Company”) announced that it has purchased certain assets from the former golf shaft manufacturer Royal Precision, Inc. (“Royal Precision”). True Temper acquired intellectual property including patents, trademarks, brand names and design technologies, along with some related golf shaft inventory and manufacturing equipment.

The asset purchase follows the announcement last month that Royal Precision would be ceasing all business operations and exiting the golf shaft industry. True Temper expects to develop full production capability at its Mississippi manufacturing plant to produce the RifleTM, Project X TM, and other key Royal Precision products that are demanded by golfers around the world.

Commenting about this asset purchase, Scott Hennessy, President and CEO said, “Royal Precision has built a strong following for the RifleTM and other unique brands. As their company exited the golf shaft industry we saw it as a wonderful opportunity to add these brands and unique design technologies to the True Temper family of products. We look forward to continuing the rich tradition of Royal Precision products and brands, and to providing their former customers with the quality and delivery that True Temper is known for.”

True Temper is one of the leading manufacturers of golf shafts in the world and is consistently among the top shafts on all professional tours globally. The Company markets a complete line of golf shafts and other performance based recreational sports products under the True Temper, Grafalloy and Alpha Q brands, and sells these brands in over thirty countries throughout the world. True Temper is proudly represented by over 1000 individuals in ten facilities located in the United States, Europe, Japan, China and Australia.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by the Company. This document, including but not limited to comments under the “Outlook” section of this document, contains forward-looking statements. All statements which address future operating or financial performance, events or developments that we expect, plan, believe, hope, wish, forecast, predict, intend, or anticipate will occur in the future, and other similar meanings or phrases, are forward-looking statements within the meaning of the Act.

The forward-looking statements are based on management’s current views and assumptions regarding future events and future operating or financial performance. However, there are many risk factors, including but not limited to, the Company’s substantial leverage, the Company’s ability to service its debt, the general state of the economy, the Company’s ability to execute its plans, fluctuations in the availability and price of energy, fluctuations in the availability and price of raw materials, potentially significant increases to employee health and welfare costs, competitive factors, and other risks that could cause the actual results to differ materially from estimates or predictions contained in the Company’s forward-looking statements. Additional information concerning the Company’s risk factors is contained from time to time in the Company’s public filings with the Securities and Exchange Commission, and recently in item 1A, Risk Factors, in our 2005 Annual Report on Form 10-K.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.